EXHIBIT 10.17



                              EMPLOYMENT AGREEMENT



This contract of Employment is made and entered into by and between Thomas Nelson, Inc., a Tennessee corporation, hereinafter referred to as "Employer", and Lee Gessner, hereinafter referred to as "Employee".

Employer desires to employ Employee in the capacity of Executive Vice President of Thomas Nelson Publishing Division, with all principal powers, duties and responsibilities attendant thereto, and such other duties as shall be requested of Employee by Employer, and Employee desires to be so employed by Employer.
In consideration therefore, the parties mutually agree as follows:

A.  TERM OF AGREEMENT
    -----------------

    The term of this contract shall be for a period of one (1) year commencing on November 9, 2000 and thereafter shall automatically renew for additional sixty (60) day periods unless 1) cancelled upon sixty (60) days written notice by either party or 2) superseded by a new employment agreement.

B.  EMPLOYEE COMPENSATION
    ---------------------

    Employee's remuneration shall be as set forth in Schedule A attached to this Agreement and incorporated herein.

C.  EMPLOYEE CONDUCT
    ----------------

    As Executive Vice President of Thomas Nelson Publishing Division, Employee recognizes and understands his fiduciary relationship with and responsibilities to Employer. Employee therefore promises to act always in good faith and in the best interests of Employer in the discharge of his duties and obligations. Further, Employee agrees to devote his full time and efforts to his employment with Employer. Should Employee during the term of this Agreement fail to so devote his full working time and efforts to the benefit of Employer for any reason other than illness or disability, or should he engage in any activity or business enterprise competing or conflicting with the business or activities of Employer, its subsidiaries, partners, or agents, or should he engage in any illegal or criminal conduct or acts of insubordination or moral turpitude (such as fornication, adultery, theft, embezzlement and/or fraud), or should he violate any of the terms and provisions of Subparagraph D(1) hereunder, then Employer, at its sole discretion, may terminate the employment of Employee immediately. All Employee's rights hereunder shall end upon such termination by Employer and Employee's only rights in such event shall be to receive all salary accrued through the date of termination.

D.  CONFIDENTIAL CLAUSES AND NON-COMPETITION AGREEMENT
    --------------------------------------------------

    Employee further agrees as follows:

    (1)  During Employment by Employer:

         Confidential Information

         Employee recognizes and acknowledges that there are certain trade secrets related to Employer's Bible, book, gift, and related businesses including, but not limited to, the names, royalties, account information and/or business relationships pertaining to Employer's artists, authors, writers, customers, and manufacturers, as well as certain information related to manufacturing schedules and procedures, new products, future plans, marketing practices, sales volumes of various products, and other items of Employer's businesses not specifically mentioned herein.

         Employee recognizes and understands that he holds a position of fiduciary privilege, and except as authorized in writing by Employer, he agrees during the term of this Agreement and thereafter to refrain from disclosing to any person, firm, corporation, partnership, association or other business entity, or to use for his own benefit, any trade secrets, unique business information, plans, products, manufacturing data, customer lists, author or artist lists, or any other confidential information relating to any and all ongoing business activities of Employer, or its parent company, or its subsidiaries the disclosure of which he knows, or in the exercise of reasonable care should have reason to know, may, can, or will be damaging or harmful to Employer's business activities or those of its parent company, affiliates, or subsidiaries, or which disclosure shall serve to direct or divert corporate opportunities, product sales, and/or profits away from Employer, its parent company, its affiliates, its subsidiaries, partners, or agents, to the person, firm, corporation, partnership, association, or the given entity to whom or to which such disclosure is made.

         Employer has all right to possession of, and all title in and to, all ideas, methods, plans, developments or improvements ("Proprietary Material") known by Employee which relate directly or indirectly to the business of Employer, whether acquired by Employee before or during his employment by Employer. Nothing in this Section D shall be construed as requiring any communication or transfer to Employer where the Proprietary material is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication or transfer.

         Employee hereby assigns to Employer all his right, title and interest in and to all Proprietary Material, and any patents thereon or copyrights therein. Employee will, on request of Employer, at any time during or following his employment, execute specific assignments (prepared by Employer) reflecting the assignment to the Employer or its nominee of the Properietary mateiral, as well as execute all patent and copyright applications and papers relating therto, and take all other lawful acts, which Employer deems necessary or advisable in connection therewith, including the giving of testimony.

         Employee will, on request of Employer, at any time during or following his employment, return to Employer any and all Employer property that he or any of his affiliates, relatives or persons under his control then has, or at any time has had, in his control. Employee agrees that in the event he or any of his affiliates, relatives or persons under his control from time to time comes into possession of any Employer property at any time following his employement, he will or will cause such person, as the case may be, to immediately deliver to Employer any and all originals and copies of the same.

(2)  Subsequent to Termination of Employment:

     Non-Competition

     (i) Employee agrees that he will not attempt to publish, produce, or sell any trade obok of religious or inspirational nature or Bible product or book project related to the Christian book industry, or any project of any author or artist under contract with, or published by Employer during the preceding three (3) years prior to termination, that in his knowledge was under consideraiton, in negotiation, or in the process of publication, or distribution by Employer at the time of the Employee's departure.

     Employee agrees that for a period extending two (2) years from the date of Employee's termination with Employer for any reason:

     (ii) Whether for Employee's own account or for the account of any other person or company, he will not negotiate or enter into any contract with any artist, author, writer, editor, designer, packager or other person who, at the time of termination, is under contract to Employer, or its parent, affiliates or subsidiaries, or with whom Employer or its parent, affiliates or subsidiaries is negotiating at such time, or with whom Employer its parent, affiliates or subsidiaries enters into any contract or agreement during the non-compete period hereunder. Employee further agrees not to negotiate or enter into contract with any of the above persons for a period of two (2) years following the expiration of any such person's contract with Employer or its parent, affiliates or subsidiaries.

     (iii) Whether for Employee's own account or for the account of any other person or company, he will not solicit or hire, nor encourage others to solicit or hire, whether as an employee, consultant, independent contractor or otherwise, any employees or consultants of Employer or its parent, affiliates or subsidiaries who are employed at the time of execution hereof, or such employees as may become employed by Employer or any of its subsidiaries during the non-compete period hereunder or in any manner induce or attempt to induce any employee or consultant of Employer to terminate his employment or engagement with Employer.

     (iv) Whether for Employee's own account or for the account of any other person or company, he will not engage in publishing, producing or distributing Bibles, religious or inspirational books, or audio/video product, or religious or secular gift or stationery products, nor divert to other companies any artists, authors, writers, editors, designers, packagers, or any other person under contract with Employer or its parent, affiliates or subsidiaries or with whom Employer is negotiating at the time of termination, in any geographical region in which Employer or its parent, affiliates or subsidiaries conduct such business or sell such products both as of the time of execution hereof and throughout the non-compete period hereunder.

     (v) He agrees never to make, utter, write, nor otherwise publish derogatory or defamatory statements which can, may, or do cause harm, whether intended or not, to the relationship between Employer or its parent, affiliates, or subsidiaries and any of their customers, personnel, producers, artists, authors, or writers.

E.  REMEDIES
    --------

    Employee acknowledges that he will receive privileged information from Employer during his employment and that he will have substantial access to Employer's trade secrets, business information and personnel data.
    In consideration of his employment and the privilege of access to Employer's trade secrets, information, business methods and procedures, and personnel data, Employee acknowledges that the restrictions contained within paragraph D are reasonable and necessary in order to preserve Employer's legitimate interests and that any violation thereof would result in irreparable injury to Employer for which monetary damages would be an inadequate remedy. Therefore, Employee acknowledges and agrees that in the event of any violations thereof, Employer may seek from any court of competent jurisdiction preliminary and permanent injunctive relief as well as an equitable accounting of all Employee's profits or benefits arising out of such violation, which rights shall be cumulative and in addition to any other action or remedies to which Employer may be entitled.

    In the event that any Non-Competition provision of this Agreement shall be held by a court of competent jurisdiction to be, in any respect, an unreasonable restriction of Employee, then the court so holding may reduce the territory to which it pertains and/or the period of time to which it operates or effect any other change to the extent necessary to render the Non-Competition provisions and the Non-Disclosure of Information provisions of this Contract enforceable by the said court.

F.  WAIVERABILITY OF PROVISIONS
    ---------------------------

    In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected nor impaired thereby and such provisions shall be enforced to the fullest extent possible in accordance with the mutual intent of the parties hereto.

G.  NON-WAIVER AGREEMENT
    --------------------

    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and is signed by the Employee and an officer of Employer. No waiver by either party hereto of the other party's compliance with, or breach of, any condition or provision herein to be performed by said party shall constitute a simultaneous waiver of any other terms, provisions or conditions herein nor shall such waiver by either party constitute a continuing waiver of said pertinent term, provision, or condition subsequent thereto unless such continuation of waiver is agreed to in writing by the parties pursuant to the terms of this paragraph.

H.  WARRANTIES AND REPRESENTATION
    -----------------------------

    This Agreement, including attachments, contains the entire agreement between the parties hereto and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

I.  APPLICABLE LAW
    --------------

    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee and the parties hereto submit to the exclusive jurisdiction of the courts of Davidson County, Tennessee which shall be the venue for resolution of any dispute arising herefrom. The cost of any such litigation to enforce all or part of this Agreement, including without limitation, court costs and attorneys' fees, shall be paid by the party found to be in default hereunder or who is otherwise found to be acting or to have acted contrary to the terms hereof.

Agreement is made and entered into this 11th day of November, 2000.


ACCEPTED BY:                              THOMAS NELSON, INC.

/s/ Lee Gessner                     By:    /s/ Sam Moore
--------------------                      --------------------
Lee Gessner                         Name:      Sam Moore

						Title:     CEO
                                          --------------------